Exhibit 99.1

THE CHILDREN’S PLACE BOARD MEMBER, LOU LIPSCHITZ, PASSES AWAY

Secaucus, New Jersey – July 28, 2014 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that Lou Lipschitz, a member of its Board of Directors, and Chair of the Audit Committee has passed away.

Norman Matthews, The Children’s Place Chairman of the Board of Directors, stated, “We are deeply saddened by the passing of our friend, colleague and trusted advisor Lou Lipschitz. Lou’s financial leadership, and passion for our business, enriched our company and our board, and we will dearly miss his dedication, grace and wonderful sense of humor.”

Mr. Lipschitz served on the Board of Directors since 2008, and was the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Prior to joining our Board, Mr. Lipschitz served as the Executive Vice President and Chief Financial Officer of Toys “R” Us, Inc. from 1996 until his retirement in 2004.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of May 3, 2014, the Company operated 1,106 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 48 International stores open and operated by its franchise partners.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2014. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Investor Relations, (201) 558-2400 extension 14500

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